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                                                                     Exhibit 2.1

                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

                                  BY AND AMONG

                          PROTON ENERGY SYSTEMS, INC.,

                              PES NEW PARENT, INC.,

                             PES-1 MERGER SUB, INC.,

                             PES-2 MERGER SUB, INC.,

                                       AND

                          NORTHERN POWER SYSTEMS, INC.

                                  May 22, 2003

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                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

     Agreement entered into as of May 22, 2003 by and among Proton Energy Systems, Inc., a Delaware corporation ("Parent"), PES New Parent, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("New Parent"), PES-1 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent ("Merger Sub I"), PES-2 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent ("Merger Sub II") and Northern Power Systems, Inc., a Delaware corporation (the "Company"). All terms not otherwise defined herein shall have the meanings ascribed to them in Article VIII hereof.

     A. The respective Boards of Directors of the Company and Merger Sub I have each duly approved the merger of Merger Sub I and the Company on the terms and subject to the conditions of this Agreement (the "Company Merger"), as a result of which the Company will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub I, has duly approved the Company Merger and the board of directors of the Company has duly resolved to recommend approval of the Company Merger by its stockholders.

     B. The respective Boards of Directors of Parent and Merger Sub II have each duly approved the merger of Merger Sub II and Parent on the terms and subject to the conditions of this Agreement (the "Parent Merger"), as a result of which Parent will become a wholly-owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub II, has duly approved the Parent Merger and the Board of Directors of Parent has duly resolved to recommend approval of the Parent Merger by its stockholders.

     C. For United States federal income tax purposes, it is intended that the formation of New Parent and the Mergers to effectuate the contribution of all of the outstanding shares of Common Stock of the Company and Parent to New Parent constitute an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that Parent Merger also constitute a reorganization within the meaning of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, New Parent, Merger Sub I, Merger Sub II and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGERS

     1.1 The Mergers. Subject to and upon the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) (i) Merger Sub I shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of New Parent, and
(ii) Merger Sub II shall be merged with and into Parent in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law, the separate corporate existence of Merger Sub II shall cease and Parent shall continue as the surviving corporation and as a wholly-owned subsidiary of New Parent. The Company Merger and the

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Parent Merger are herein collectively referred to as the "Mergers" and each individually as a "Merger." The Company and Parent, as the surviving corporations after the Mergers, are herein sometimes collectively referred to as the "Surviving Corporations" and each individually as a "Surviving Corporation." Merger Sub I and Merger Sub II are herein sometimes collectively referred to as the "Merger Subsidiaries" and each individually as a "Merger Subsidiary." Parent, New Parent, the Company, Merger Sub I and Merger Sub II are herein referred to collectively as the "Parties" and each individually as a "Party."

     1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the Parties shall cause the Mergers to be consummated concurrently by filing Certificates of Merger with the Secretary of State of the State of Delaware with respect to the Mergers, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the time of the later of such filings to occur being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, each of the Company and Parent shall continue its corporate existence under the laws of the State of Delaware and the Mergers shall have the effects set forth in Section 259 of the Delaware Law.

     1.4 Further Actions. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations or the Merger Subsidiaries, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Certificate of Incorporation; Bylaws; Directors and Officers. Unless otherwise agreed by Parent and the Company before the Effective Time, at the Effective Time:

         (i) The respective Certificates of Incorporation of each of the Company and Parent as in effect immediately prior to the Effective Time shall be the Certificates of Incorporation of the Company and Parent as Surviving Corporations (except that the Certificate of Incorporation of Parent shall be amended by virtue of Parent Merger to change the name of Parent, in each case until thereafter amended as provided by law and such Certificates of Incorporation.

         (ii) The respective Bylaws of each of the Merger Subsidiaries in each case as in effect immediately prior to the Effective Time, shall be the Bylaws of the Company and Parent, respectively, as a Surviving Corporation in each case until thereafter amended as provided by law and the Certificate of Incorporation of such Surviving Corporation and such Bylaws; and

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         (iii) (x) The directors of Merger Sub I and Merger Sub II immediately prior to the Effective Time shall be the directors of the Company and Parent, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and (y) the officers of Parent and Company immediately prior to the Effective Time shall be the officers of Parent and the Company, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

     1.6 Corporate Identity. The Company and Parent agree that immediately after the Effective Time, the corporate name of New Parent shall be changed (and the Company and Parent agree that they shall take such actions in connection with the consummation of the transactions contemplated by this Agreement as may be necessary to ensure that such name change may be effected without further action by the stockholders of New Parent immediately following the consummation of the Mergers).

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     2.1 Conversion of Securities - The Company Merger.

         (a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I, the Company, the Surviving Corporation of the Company Merger or the holder of any of the following securities:

               (i) subject to Section 2.1(c), each Common Share or Common Share Equivalent issued and outstanding immediately prior to the Effective Time (other than Series D Shares held by Electing Series D Holders (as defined below), Common Shares to be cancelled pursuant to clause (iii) below and any Dissenting Shares (as defined below)) shall be cancelled and extinguished and be converted into and become a right to receive (without interest thereon) (x) an amount of cash equal to the quotient obtained by dividing (1) $15,128,000 by (2) the aggregate number of Common Shares and Common Share Equivalents then outstanding (the "Common Cash Consideration"), (y) the number of shares of New Parent Common Stock, $.01 par value per share ("New Parent Common Stock") equal to the Share Exchange Ratio (as defined below), and (z) cash in lieu of fractional shares as contemplated by Section 2.1(i). In addition, each holder of such Common Shares and Common Share Equivalents being converted pursuant to this Section 2.1(a)(i) shall receive a Warrant ("Warrant") in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share multiplied by such holder's Common Shares and Common Share Equivalents being so converted.

     The term "Share Exchange Ratio" means the quotient obtained by dividing (A) the quotient of (1) the difference between (a) $27,500,000 minus (b) the aggregate Cash Consideration minus (c) the product of the Series D Cash and Warrant and Option Consideration multiplied by the number of Common Shares issuable upon the exercise of then outstanding Options, divided by (2) the Average Closing Price, by (B) the difference between (1) the aggregate number of Common Shares and Common Share Equivalents then outstanding minus

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(2) the aggregate Series D Cash and Warrant Election Shares minus (3) the aggregate Series D Cash Election Shares.

     The term "Average Closing Price" means the average of the closing prices of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three trading days prior to the Closing Date; provided, that if the average so computed is $1.50 or less, the Average Closing Price shall be $1.50 and if the average so computed is $3.00 or more, the Average Closing Price shall be $3.00;

               (ii) each Series D Share held by an Electing Series D Holder shall be converted into and become a right to receive (without interest thereon) $5.84 in cash (the "Series D Cash Consideration") or, at the election of the holder as provided in and subject to the limitations set forth in this Agreement (without interest thereon), (x) the Series D Cash and Warrant and Option Consideration, and (y) a Warrant in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share for Series D Cash and Warrant Electors multiplied by such holder's Series D Shares being so converted (the Common Cash Consideration, the Series D Cash Consideration and the Series D Cash and Warrant and Option Consideration are referred to collectively herein as the "Cash Consideration;" the consideration referred to in Section 2.1(a)(i)(w)-(z) and this Section 2.1(a)(ii) and the Warrants referred to in Section 2.1(e) are referred to collectively herein as the "Company Merger Consideration").

               (iii) each Company Share that is issued and outstanding immediately prior to the Effective Time and owned by New Parent, either Merger Subsidiary or the Company shall be cancelled and retired, and no payment shall be made with respect thereto; and

               (iv) each share of Merger Sub I's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Company Merger.

         (b) The Company Stockholders shall be entitled to receive as of the Closing 85% of the Cash Consideration into which their Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to Section 2.1(a) and 85% of the shares of New Parent Common Stock into which their Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to 2.1(a); the remaining 15% of the Cash Consideration (the "Escrow Cash") and 15% of the shares of New Parent Common Stock into which such Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to Section 2.1(a), rounded to the nearest whole number (the "Escrow Shares"), shall be deposited in escrow pursuant to Section 2.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

         (c) Notwithstanding Section 2.1(a), Company Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with Section 262 of the Delaware General Corporation Law, (i) prior to the special meeting at which the Company's

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stockholders vote to approve the Company Merger has delivered to the Company written notice of such holder's intention to demand payment for his Company Shares if the Company Merger is effectuated and (ii) has not voted in favor of the Merger ("Dissenting Shares"), shall not be converted into a right to receive the Company Merger Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Company Shares. If after the Effective Time such holder withdraws or loses his right to demand payment for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1(a) and 2.1(b).

     (d) The Company shall give New Parent and Merger Sub I prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Company Shares, and New Parent and Merger Sub I shall have the right to participate in (and control) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of New Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     (e) As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by New Parent. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time (except insofar as such terms and conditions are modified to reflect the adjustments described in this Section 2.1(e)), such number of shares of New Parent Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Option Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged. The "Option Conversion Ratio" shall be the quotient obtained by dividing the Series D Cash and Warrant and Option Consideration by the Average Closing Price. Each holder of an Option will also receive a Warrant in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share multiplied by the number of Common Shares subject to such holder's Option. The lesser of (a) all of the Warrants to be received by a holder of an Option or (b) Warrants with an aggregate Warrant Value equal to 15% of the Total Option Consideration to be received by the holder of an Option shall be deposited into escrow at the closing pursuant to Section 2.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Such Warrants placed in escrow shall be referred to herein as the "Escrow Warrants."

     (f) As soon as practicable after the Effective Time, New Parent shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 2.1, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 2.1 and such notice). No such holder shall have the right to receive any shares of

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New Parent Common Stock in respect of such Option except to the extent such
Option is exercised.

     (g) New Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Parent Common Stock for delivery upon exercise of the Warrants and the Options assumed in accordance with this
Section 2.1. At the Effective Time, New Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of New Parent Common Stock subject to such Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     (h) The Company shall terminate all Company Stock Plans other than the Option Plan as of the Effective Time.

     (i) No fractional shares of New Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the New Parent Common Stock shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New Parent. As promptly as practicable following the Effective Time, New Parent shall pay to each record holder of Company Shares an amount in cash, if any, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Average Closing Price.

     (j) From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     (k) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates are presented to New Parent or the Surviving Corporation of the Company Merger, they shall be cancelled and exchanged for Company Merger Consideration, subject to applicable law in the case of Dissenting Shares.

     (l) If New Parent is required by applicable withholding tax requirements to withhold amounts from the Company Merger Consideration, it shall do so and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares, Common Share Equivalents or Series D Shares in respect of which such deductions and withholdings were made.

     (m) For purposes of this Agreement, if, after the date of this Agreement and on or prior to the Closing Date, the outstanding shares of New Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any dividend within such period, or any similar event shall occur, the Share Exchange Ratio and Option Conversion Ratio shall be adjusted accordingly to provide to the shareholders

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of the Company in the aggregate the same economic effect as contemplated by this
Agreement absent such reclassification, recapitalization, stock split, reverse stock split, combination, exchange, dividend or similar event.

     2.2 Conversion of Securities - Parent Merger. At the Effective Time, by virtue of the Parent Merger and without any action on the part of Merger Sub II, Parent, the Surviving Corporation of Parent Merger or the holder of any of the following securities:

         (a) each share of Parent Common Stock ("Parent Shares"), issued and outstanding immediately prior to the Effective Time (other than Parent Shares to be cancelled pursuant to clause (ii) below) shall be converted into and become one fully paid and nonassessable share of New Parent Common Stock (the "Parent Merger Consideration");

         (b) each Parent Share that is issued and outstanding and owned by Parent, New Parent or Merger Sub II shall be cancelled and retired, and no shares of New Parent Common Stock shall be issued with respect thereto; and

         (c) each share of Merger Sub II's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Parent Merger.

     2.3 Cancellation of Certain New Parent Stock; Other Matters Affecting New Parent Common Stock.

         (a) At the Effective Time, the shares of New Parent Common Stock held by Parent shall be redeemed, cancelled and retired and all consideration paid by Parent in respect thereof shall be returned. No shares of stock or other securities of New Parent or any other corporation shall be issuable, and no other payment or consideration shall be made, with respect to such shares of New Parent Common Stock.

         (b) At the Effective Time, New Parent shall assume all stock options and warrants of Parent issued and outstanding immediately prior to the Effective Time and such assumed options and warrants will be exercisable for the same exercise price and for the same number of shares of New Parent Common Stock as previously applied to Parent Common Stock. The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

     2.4 Escrow.

         (a) On the Closing Date, New Parent shall (i) deposit with the Escrow Agent an amount equal to 15% (rounded to the nearest $.01) of the aggregate Cash Consideration payable pursuant to Section 2.1(a), (ii) deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 2.1(b), and (iii) deliver to the Escrow Agent a Warrant (issued in the name of the Escrow Agent or its nominee) representing the Escrow Warrants issuable pursuant to Section 2.1(e), for the purpose of securing the indemnification obligations of the Company Stockholders and

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Company Optionholders set forth in this Agreement. The Escrow Cash, Escrow
Shares and Escrow Warrants shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

         (b) The adoption of this Agreement and the approval of the Company Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Cash, Escrow Shares and Escrow Warrants in escrow and the appointment of the Indemnification Representatives.

     2.5 Election and Exchange Procedures.

         (a) Appropriate and customary transmittal materials, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of such Certificates to New Parent, in such form as Company and Parent shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Shares as of a record date which shall be the same date as the record date for eligibility to vote on the Company Merger. In addition, each Series D Holder shall receive a Series D Election Form (the "Election Form"). The "Mailing Date" shall be the date on which proxy materials relating to the Company Merger are mailed to holders of shares of Company Shares.

         (b) Each Election Form shall entitle the holder of Series D Shares to elect to receive payment for such shares pursuant to Section 2.1(a)(ii) in lieu of Section 2.1(a)(i). Any holder of Series D Shares who elects to receive payment for such shares pursuant to Section 2.1(a)(ii) is referred to in this Agreement as an "Electing Series D Holder." Each Electing Series D Holder shall elect to receive either Series D Cash Consideration (a "Series D Cash Election") or Series D Cash and Warrant and Option Consideration and Warrants (a "Series D Cash and Warrant Election") for such holder's Series D Shares. Series D Shares as to which a Series D Cash Election is made are referred to herein as "Series D Cash Election Shares." Series D Shares as to which a Series D Cash and Warrant Election is made are referred to herein as "Series D Cash and Warrant Election Shares."

         (c) To be effective, a properly completed Election Form shall be submitted to New Parent or the Company no later than the date scheduled for the Requisite Stockholder Approval (or such other time and date as the Company and New Parent may mutually agree) (the "Election Deadline"). An election shall have been properly made only if New Parent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Company Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Series D Holder may at any time prior to the Election Deadline change his or its election by written notice received by New Parent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Series D Holder may, at any time

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prior to the Election Deadline, revoke his or its election by written notice received by New Parent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with New Parent. All elections shall be revoked automatically if this Agreement is terminated. If a Series D Holder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes his or its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, such Company Stockholder shall not be deemed to be an Electing Series D Holder. New Parent shall cause the Certificates representing Company Shares described in clause (ii) of the preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

         (d) Appropriate transmittal materials (the "Letter of Transmittal") in a form satisfactory to New Parent and the Company shall be mailed within three
(3) business days after the Effective Time to each holder of record of Company Shares as of the Effective Time who did not previously submit such materials. A Letter of Transmittal will be deemed properly completed only if accompanied by Certificates or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or customary affidavits and indemnifications regarding the loss or destruction of such Certificates representing all Company Shares to be converted thereby.

         (e) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to New Parent, (ii) be in a form and contain any other provisions as New Parent and the Company may reasonably determine, (iii) include a completed Investor Representation Letter in the form attached hereto as Exhibit B, and (iv) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to New Parent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a Certificate representing that number of whole shares of New Parent Common Stock that such holder has the right to receive pursuant to Section 2.1, if any, (y) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.1, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.1(i)), and (z) a Warrant covering the number of Warrant Shares allocable to such holder under this Agreement. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, New Parent shall distribute New Parent Common Stock, cash and Warrants, as provided herein.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the Disclosure Schedule, the Company represents and warrants to Parent, New Parent and the Merger Subsidiaries as set forth in this Article III. All items disclosed in any one section of the Disclosure Schedule are deemed to be disclosed for purposes of any other section of the Disclosure Schedule contained herein. For purposes of this Agreement, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as

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any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

     3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of its Certificate of Incorporation and Bylaws. The Company is not in default under or in violation of any material provision of its Certificate of Incorporation or Bylaws.

     3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 10,000,000 Common Shares, of which, as of the date of this Agreement, 97,200 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 4,000,000 Preferred Shares, of which (A) 129,643 shares have been designated as Series A-1 Nonvoting Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, (B) 758,850 shares have been designated as Series B Convertible Preferred Stock, all of which as of the date of this Agreement, were issued and outstanding, (C) 1,060,000 shares have been designated as Series C Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, and
(D) 2,000,000 shares have been designated as Series D Convertible Stock, all of which, as of the date of this Agreement, were issued and outstanding.

         (b) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. No Common Shares are subject to repurchase under any stock restriction agreement. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

         (c) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable. The Company has no outstanding warrants.

         (d) Except as set forth in the Certificate of Incorporation of the Company, this Section 3.2 or in Section 3.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

         (e) Except as set forth in Section 3.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the capital stock of the Company.

     3.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the affirmative vote of the directors (i) determined that as of the date of this Agreement, the Company Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that, as of the date of this Agreement, this Agreement and the Company Merger be submitted to the stockholders of the Company for their adoption and approval and as of the date of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Company Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4 Noncontravention. Subject to the filing of the Certificate of Merger with respect to the Company Merger as required by the Delaware General Corporation Law, except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any material Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

     3.5 Subsidiaries. The Company has no Subsidiaries and does not, directly or indirectly, own any capital stock, equity interest or investment in or control, directly or indirectly, any other corporation, association or business entity.

     3.6 Financial Statements. The financial statements set forth in Section 3.6 of the Disclosure Schedule (the "Unaudited Financial Statements") have been prepared in accordance with GAAP, fairly present the consolidated financial condition and results of operations of the Company as of the date thereof in all material respects and for the period referred to therein, and are consistent with the books and records of the Company, provided, however, that the Unaudited Financial Statements contain only a balance sheet and income statement and do not contain a statement of cash flows, statement of changes in stockholder or equity or footnotes. Section 5.4 contains provisions that affect this representation which become effective upon the delivery of the Financial Statements pursuant to Section 5.18.

     3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 5.4.

     3.8 Undisclosed Liabilities. To the Company's knowledge, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect.

     3.9 Tax Matters.

         (a) The Company has filed on a timely basis all material Tax Returns that it was required to file (except for Tax Returns for which the Company has presently effective extensions) and all such Tax Returns were complete and accurate in all material respects. The Company is not and has not since December 31, 1997 been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all material Taxes that were due and payable, except for Taxes the Company has contested in good faith and for which the Company has established a proper reserve on the Most Recent Balance Sheet. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and will not materially exceed such accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside of the Ordinary Course of Business consistent with past custom and practice. The Company has no actual or potential liability for any material Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company under Treasury Regulation 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise. All material Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for those Taxes the Company has contested in good faith and for which the Company has established a proper reserve on the Most Recent Balance Sheet. The Company has complied in all material respects with all information reporting and the backup withholding requirements including maintenance of the required records with respect thereto in connection with amounts paid to any employee, independent contractor, creditor or other third party.

         (b) The Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 1997. The Company has not received written notice of an examination or audit of any Tax Return of the Company by any Governmental Entity and, to the knowledge of the Company, no such examination or audit is threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

         (c) The Company (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company is subject to an election under Section 341(f) of the Code; and (ii) has not made any payment, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code.

         (d) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company that could reasonably be expected to have a Company Material Adverse Effect.

         (e) The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

         (f) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

         (g) The Company has not distributed stock of another corporation nor has its stock been distributed by another corporation in a transaction that would have purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

    3.10 Assets. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company as reported on the Most Recent Balance Sheet, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

    3.11 Owned Real Property. Section 3.11 of the Disclosure Schedule lists the property address of all Owned Real Property. With respect to each piece of Owned Real Property, except as set forth in Section 3.11 of the Disclosure Schedule:

         (a) the Company has good and clear record and marketable title to such Owned Real Property, free and clear of any Security Interest, easement, environmental lien, environmental use restriction, covenant or other restriction, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property for its present uses;

         (b) there are no (i) pending or, to the knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property or (ii) pending or, to the knowledge of the Company, threatened litigation or administrative actions relating to such Owned Real Property;

         (c) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company) the right of use or occupancy of any portion of such Owned Real Property;

         (d) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and

         (e) the Company has received no notice of, and to the knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property.

    3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of the Leases. With respect to each Lease:

         (a) such Lease is legal, valid, binding, enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect;

         (b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

    3.13 Intellectual Property.

         (a) Section 3.13(a) of the Disclosure Schedule lists (i) each material patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) each material Customer Deliverable of the Company.

         (b) The Company owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each material item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken reasonable measures to protect the proprietary nature of each material item of Company Intellectual Property, and to maintain in confidence all material trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 3.13(d) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

         (c) To the knowledge of the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.13(c) of the Disclosure Schedule lists any written complaint, claim, notice or threat received by the Company in the last three (3) years alleging any such infringement, violation or misappropriation; and the Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided or made available to Parent at the Company's principal place of business complete and accurate copies of all written documentation in the Company's possession relating to material claims or disputes known to the Company concerning any Company Intellectual Property.

         (d) Section 3.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 3.13(d) of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

         (e) Section 3.13(e) of the Disclosure Schedule identifies each material item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

         (f) All of the material copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

         (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

    3.14 Contracts.

         (a) Section 3.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

             (i) any agreement (or group of related agreements) involving more than $50,000 for the lease of personal property from or to third parties;

             (ii) any agreement (or group of related agreements) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

             (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

             (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

             (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

             (vi)   any agreement concerning confidentiality or noncompetition;

             (vii)  any employment or consulting agreement;

             (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

             (ix) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or provision of services or the agreements entered into in the Ordinary Course of Business);

             (x) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof; and

             (xi) any other agreement (or group of related agreements) either involving more than $250,000 or not entered into in the Ordinary Course of Business.

         (b) The Company has provided or made available to Parent at the Company's principal place of business a complete and accurate copy of each agreement listed in Section 3.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement.

    3.15 Insurance. Section 3.15 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.

    3.16 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

    3.17 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.17 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability. Section 3.17 of the Disclosure Schedule sets forth the estimated aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the fiscal year covered by the Financial Statements; and the Company does not anticipate that such expenses will significantly increase as a percentage of sales in the future.

    3.18 Employees.

         (a) Section 3.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been provided or made available to Parent at its principal place of business. Section 3.18 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been provided to or made available to Parent at the Company's principal place of business. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

         (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

    3.19 Employee Benefits.

         (a) Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been provided or made available to Parent at the Company's principal place of business.

              (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates of the Company has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. Each Company Plan and, with respect to such Company Plan, the Company and each ERISA Affiliate of the Company are in compliance in all material respects with the provisions of ERISA and the Code and the regulations thereunder (including
Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) currently applicable to such Company Plan. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate of the Company.

              (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

              (d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and to the Company's knowledge, revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

              (e) Neither the Company nor any ERISA Affiliate of the Company has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

              (f) At no time has the Company or any ERISA Affiliate of the Company been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

              (g) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate of the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

              (h) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

              (i) Except for such limitations as are imposed by ERISA, the Code or other applicable law (including regulations) each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

              (j)    Section 3.19(j) of the Disclosure Schedule discloses each:
(i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

              (k) Section 3.19(k) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off.

       3.20   Environmental Matters.

              (a) The Company has complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

              (b) The Company has no material liabilities or obligations arising from the release of any Materials of Environmental Concern by the Company into the environment.

              (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

              (d) A complete and accurate copy of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to have been provided or made available to Parent at the Company's principal place of business.

              (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

       3.21 Legal Compliance. The Company is currently conducting, and has at all times since December 31, 2000 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

       3.22 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements are described in the Disclosure Schedule.

       3.23 Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company.

       3.24 Permits. The Company has all material Permits that are required for the 0Company to conduct its business as presently conducted or as proposed to be conducted.

       3.25 Brokers' Fees. The Company has no any liability or obligation to pay any fees or commissions to any broker, financial advisor, finder or agent with respect to the transactions contemplated by this Agreement.

       3.26 Books and Records. The minute books and other similar records of the Company contain materially complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices.

       3.27   Government Contracts.

              (a) The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; to the Company's knowledge, no such suspension or debarment has been threatened or initiated; and to the Company's knowledge, the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or the New Parent (assuming that no such suspension or debarment will result solely from the identity of the New Parent). The Company has not been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

              (b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 ss.52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 ss.52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 ss.52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

       3.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has provided or made available to Parent at the Company's principal place of business all material information relating to the business of the Company or the transactions contemplated by this Agreement.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                 PARENT, NEW PARENT AND THE MERGER SUBSIDIARIES

       Except as disclosed in the Parent Disclosure Schedule or the Annual Report of Parent on Form 10-K for the year ended December 31, 2002 (including all information incorporated by reference therein), the Quarterly Report of Parent for the quarter ended March 31, 2003 and any Current Report on Form 8-K filed by Parent after March 31, 2003 but before the date hereof (the "2003 Reports"), each of Parent, New Parent, Merger Sub I and Merger Sub II represents and warrants to the Company as set forth in this Article IV. All items disclosed in any one section of the Parent Disclosure Schedule or in the 2003 Reports are deemed to be disclosed for purposes of any other section of this Article IV. For purposes of this Agreement, the phrase "to the knowledge of Parent" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of Parent with respect to the matter in question.

       4.1 Organization, Qualification and Corporate Power. Each of Parent, New Parent, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Each of Parent, New Parent, Merger Sub I and Merger Sub II is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 4.1 of Parent Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of such corporation's businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, New Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Parent, New Parent, Merger Sub I and Merger Sub II has made available to the Company complete and accurate copies of its respective Certificate of Incorporation and Bylaws. None of Parent, New Parent, Merger Sub I and Merger Sub II is in default under or in violation of any material provision of its Certificate of Incorporation or Bylaws. Parent has no Subsidiaries other than the Merger Subsidiaries and Technology Drive LLC, a Connecticut limited liability company. The Merger Subsidiaries and Technology Drive LLC are referred to collectively herein as the "Parent Subsidiaries."

       4.2    Capitalization.

              (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 33,477,318 shares were issued and outstanding as of May 2, 2003, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of Parent's capital stock are set forth in Parent's Certificate of Incorporation. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued or sold by Parent in compliance with all applicable federal and state securities laws.

              (b) The authorized capital stock of New Parent consists of (i) 3,000 shares of New Parent Common Stock, of which 1,000 shares were issued and outstanding as of the date of this Agreement. The rights and privileges of each class of New Parent's capital stock are set forth in New Parent's Certificate of Incorporation. All of the issued and outstanding shares of New Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued or sold by New Parent in compliance with all applicable federal and state securities laws. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of New Parent's Certificate of Incorporation or Bylaws or any agreement to which New Parent is a party or is otherwise bound or in violation of any applicable federal or state securities laws.

              (c) Section 4.2 of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: all Parent Stock Plans, indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Parent Stock Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan. All of the shares of capital stock of Parent subject to options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

              (d) Except for the Dividend referred to in Section 5.5(a), or as set forth in the Certificate of Incorporation of Parent, the 2003 Reports, this Section 4.2 or in Section 4.2 of the Parent Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Parent or any Parent Subsidiary any shares of capital stock of Parent or any Parent Subsidiary is authorized or outstanding, (ii) neither Parent nor any Parent Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Parent or any Parent Subsidiary, (iii) neither Parent nor any Parent Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent or any Parent Subsidiary. Parent owns 100% of the equity interests in each Parent Subsidiary.

              (e) Except as set forth in the 2003 Reports or Section 4.2 of the Parent Disclosure Schedule, there is no agreement, written or oral, between Parent or New Parent and any holder of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the capital stock of Parent or any Parent Subsidiary. Parent owns 100% of the equity interests in each Parent Subsidiary.

       4.3 Authorization of Transaction. Each of Parent, New Parent, Merger Sub I and Merger Sub II has all requisite power and authority to execute and deliver this Agreement and (in the case of New Parent) the Warrants and the Escrow Agreement and to perform its obligations hereunder and thereunder. Subject to approval of the Transaction Issues by the stockholders of Parent, the execution and delivery by Parent, New Parent, Merger Sub I and Merger Sub II of this Agreement and (in the case of New Parent) the Warrants and the Escrow Agreement and the consummation by Parent, New Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent, New Parent, Merger Sub I and Merger Sub II, respectively. Without limiting the generality of the foregoing, the Board of Directors of Parent, at a meeting duly called and held, by the affirmative vote of the directors (i) determined that, as of the date of this Agreement, the Mergers are fair and in the best interests of Parent and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that, as of the date of this Agreement, this Agreement and the Transaction Issues be submitted to the stockholders of Parent for their adoption and approval and, as of the date of this Agreement, resolved to recommend that the stockholders of Parent vote in favor of the adoption of this Agreement and the Transaction Issues. This Agreement has been duly and validly executed and delivered by Parent, New Parent, Merger Sub I and Merger Sub II and constitutes a valid and binding obligation of Parent, New Parent, Merger Sub I and Merger Sub II, enforceable against each of them in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificates of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by Parent, New Parent, Merger Sub I or Merger Sub II of this Agreement or (in the case of New Parent) the Warrants or the Escrow Agreement, nor the consummation by Parent, New Parent, Merger Sub I or Merger Sub II of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of Parent, New Parent, Merger Sub I or Merger Sub II,
(b) require on the part of Parent, New Parent, Merger Sub I or Merger Sub II any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent, New Parent, Merger Sub I or Merger Sub II is a party or by which either is bound or to which any of their respective assets are subject, (d) result in the imposition of any material Security Interest upon any assets of Parent or New Parent, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, New Parent, Merger Sub I or Merger Sub II or any of their properties or assets.

     4.5 Reports and Financial Statements. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Parent Reports. The Parent Reports constitute all of the documents required to be filed by Parent with the SEC from December 31, 1999 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and/or the Securities Act, as the case may be and the rules and regulations thereunder applicable to such Parent Report when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein.

     4.6 Interim Operations of the Merger Subsidiaries. Each of the Merger Subsidiaries was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) Parent has not taken any of the actions set forth in paragraphs
(a) through (d) of Section 5.5.

     4.8 Assets. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by Parent as reported on the Most Recent Balance Sheet, free and clear of all Security Interests. Parent owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

     4.9  Intellectual Property.

          (a) Parent owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Parent Customer Deliverables and (ii) to operate the Parent Internal Systems. Each item of the Parent Intellectual Property will be owned or available for use by Parent immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Parent has taken reasonable measures to protect the proprietary nature of each material item of Parent Intellectual Property, and to maintain in confidence all material trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Parent Intellectual Property owned by Parent, and, to the knowledge of Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property.

          (b) To the knowledge of Parent, none of the Parent Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of Parent, none of the Parent Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Parent has made available to the Company any written complaint, claim, notice or threat received by the Parent in the last three (3) years alleging any such infringement, violation or misappropriation.

          (c) Section 4.9(c) of the Parent Disclosure Schedule identifies each license or other agreement pursuant to which Parent has licensed, distributed or otherwise granted any rights to any third party with respect to, any Parent Intellectual Property. Except as described in Section 4.9(c) of the Parent Disclosure Schedule, Parent has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

          (d) Section 4.9(d) of the Parent Disclosure Schedule identifies each material item of Parent Intellectual Property that is owned by a party other than Parent, and the license or agreement pursuant to which Parent uses it (excluding off-the-shelf software programs licensed by Parent pursuant to "shrink wrap" licenses).

          (e) All of the material copyrightable materials incorporated in or bundled with the Parent Customer Deliverables have been created by employees of Parent within the scope of their employment by Parent or by independent contractors of Parent who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Parent. No portion of such copyrightable materials was jointly developed with any third party.

     4.10 Litigation. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against Parent, New Parent or any Merger Subsidiary which
(a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against Parent, New Parent or any Merger Subsidiary.

     4.11 Employee Benefits.

          (a) Except as otherwise included or incorporated by reference as an Exhibit to the 2003 Reports, Section 4.11(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Plans. Complete and accurate copies of (i) all Parent Plans which have been reduced to writing, (ii) written summaries of all unwritten Parent Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Parent Plan, have been delivered to the Company.

          (b) Each Parent Plan has been administered in all material respects in accordance with its terms and each of Parent and the ERISA Affiliates has in all material respects met its obligations with respect to each Parent Plan and has made all required contributions thereto. Parent, each ERISA Affiliate of Parent and each Parent Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Parent Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Parent Plan has assets that include securities issued by Parent or any ERISA Affiliate of Parent.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Parent Plans and proceedings with respect to qualified domestic relations orders) against or involving any Parent Plan or asserting any rights or claims to benefits under any Parent Plan that could give rise to any material liability.

          (d) All Parent Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Parent Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Parent Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Parent Plan which is required to satisfy
Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither Parent nor any ERISA Affiliate of Parent has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has Parent or any ERISA Affiliate of Parent been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Parent Plan providing benefits after termination of employment to any employee of Parent (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Parent Plan which is funded are reported at their fair market value on the books and records of such Parent Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Parent Plan that would subject Parent or any ERISA Affiliate of Parent to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Parent Plan.

          (i) No Parent Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Each Parent Plan is amendable and terminable unilaterally by Parent at any time without liability or expense to Parent or such Parent Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Parent Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Parent from amending or terminating any such Parent Plan.

          (k)  Section 4.11(k) of the Parent Disclosure Schedule discloses each:
(i) agreement with any stockholder, director, executive officer or other key employee of Parent (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Parent of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Parent that may be subject to the tax imposed by Section 4999 of the

Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding Parent, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Parent Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 4.11(l) of the Parent Disclosure Schedule sets forth the policy of Parent with respect to accrued vacation, accrued sick time and earned time off.

     4.12 Environmental Matters.

          (a) Parent and New Parent have complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Parent or New Parent.

          (b) Neither Parent nor New Parent has any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c) Neither Parent nor New Parent is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) A complete and accurate copy of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by Parent (whether conducted by or on behalf of Parent or a third party, and whether done at the initiative of Parent or directed by a Governmental Entity or other third party) which Parent has possession of or access to have been provided to the Company.

          (e) Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Parent.

     4.13 Legal Compliance. Each of Parent and New Parent is currently conducting, and has at all times since December 31, 2000 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor New Parent has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

     4.14 Certain Business Relationships With Affiliates. No Affiliate of Parent
(a) owns any property or right, tangible or intangible, which is used in the business of Parent or New Parent, (b) has any claim or cause of action against Parent or New Parent, or (c) owes any money to, or is owed any money by, Parent or New Parent. Section 4.14 of the Parent Disclosure

Schedule describes any material transactions or relationships between Parent or New Parent and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     4.15 Brokers' Fees. Neither Parent nor New Parent has any liability or obligation to pay any fees or commissions to any broker, financial advisor, finder or agent, other than Adams, Harkness & Hill, Inc., with respect to the transactions contemplated by this Agreement.

     4.16 Books and Records. The minute books and other similar records of Parent contain complete and accurate records of all actions taken at any meetings of Parent's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Parent have been maintained in accordance with good business and bookkeeping practices.

     4.17 Investment Company. Parent is not an "investment company" or a "company" controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.18 Undisclosed Liabilities. Except as disclosed on Schedule 4.18 of the Parent Disclosure Schedule, to the Parent's knowledge, the Parent has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet included in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, (b) liabilities which have arisen since March 31, 2003 in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities that individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect.

     4.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Parent is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Parent, which are set forth in Section 4.19 of the Parent Disclosure Schedule and (ii) manufacturers' warranties for which the Parent has no liability. Section 4.19 of the Parent Disclosure Schedule sets forth the aggregate expenses incurred by the Parent in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the fiscal year and the interim period covered by the 2003 Reports.

     4.20 Disclosure. No representation or warranty by Parent contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Parent has made available to Company all material information relating to the business of the Company or the transactions contemplated by this Agreement.

                                   ARTICLE V
                                   COVENANTS

     5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     5.2  Governmental and Third Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule. Parent shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Parent Disclosure Schedule.

     5.3  Special Meeting, S-4 Registration Statement and Proxy
Statement/Prospectus.

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. Parent shall use its Reasonable Best Efforts to obtain as promptly as practicable, the approval of the Transaction Issues at a meeting of the stockholders of Parent, in accordance with the applicable requirements of the Delaware General Corporation Law and the rules of the NASDAQ National Market. In connection therewith, Parent and New Parent shall prepare, with the assistance and cooperation of the Company, the S-4 Registration Statement and the Proxy Statement/Prospectus. The summary of the Merger in the Proxy Statement/Prospectus shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders and the Company Optionholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms. Parent and New Parent shall file the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the S-4 Registration Statement and the Proxy Statement/Prospectus and shall otherwise use their Reasonable Best Efforts to have the S-4 Registration Statement declared effective under the Securities Act and the Proxy Statement/Prospectus cleared for distribution as promptly as practicable. Promptly following such time as the S-4 Registration Statement is declared effective and the Proxy Statement/Prospectus cleared for distribution, the Company shall distribute the Proxy Statement/Prospectus to its stockholders and Parent shall distribute the Proxy Statement/Prospectus to its stockholders. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Company Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which such notice was sent.

          (b) There shall be included in the Proxy Statement/Prospectus the recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if:

               (i)  the Company receives a Superior Offer; and

               (ii) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the obligations in the foregoing sentence or require it to modify or withdraw such recommendation.

          (c) Parent, acting through its Board of Directors, shall include in the Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of Parent vote in favor of the approval of the Transaction Issues.

          (d) Parent shall ensure that the S-4 Registration Statement does not, at the time the S-4 Registration Statement is declared effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements thereon not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information supplied by the Company in writing specifically for inclusion therein). Parent shall ensure that the Proxy Statement/Prospectus, (i) on the date it is first mailed to the stockholders of the Parent, (ii) on the date it is first mailed to the stockholders of the Company, (iii) at the time of the meeting of the stockholders of Parent, (iv) at the time of the Requisite Stockholder Approval, and (v) at the Effective Time does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information supplied by the Company in writing specifically for inclusion therein). Parent shall ensure that the S-4 Registration Statement and the Proxy Statement/Prospectus comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

          (e) The Company shall ensure that any information supplied by the Company in writing specifically for inclusion in the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective, does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements, thereon not misleading. The Company shall ensure that any information supplied by the Company in writing specifically for inclusion in the Proxy Statement/Prospectus,
(i) on the date it is first mailed to the stockholders of the Parent, (ii) on the date it is first mailed to the stockholders of the Company, (iii) at the time of the meeting of the stockholders of Parent, (iv) at the time of the Requisite Stockholder Approval, and (v) at the Effective Time does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) Paul F. Koeppe, Clint Coleman, Bomoseen Associates, L.P., Perseus 2000, L.L.C. and Nth Power Technologies Fund II, L.P. (collectively, the "Major Stockholders") each agree (i) to vote all Company Shares that are beneficially owned by him or it in favor of the adoption of this Agreement and the approval of the Company Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share, exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

          (g) Parent shall not file the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall not amend or supplement the S-4 Registration Statement or the Proxy Statement/Prospectus without the approval of the Company (such approval not to be unreasonably withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time at which the S-4 Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Merger Shares for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (h) Parent shall call and hold a meeting of Parent's stockholders as promptly as practicable for the purpose of voting upon the approval of the Transaction Issues, and Parent shall use its Reasonable Best Efforts to hold such meeting as soon as practicable after the date on which the S-4 Registration Statement becomes effective. Parent shall, (i) use its Reasonable Best Efforts to solicit from its stockholders proxies in favor of the approval of the Transaction Issues, and (ii) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of the NASDAQ National Market to obtain such approvals.

     5.4 Operation of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of Parent:

          (a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion of Preferred Shares or the exercise of Options outstanding on the date hereof or the grant of Options to purchase not more than 50,000 Common Shares), or amend, except as contemplated hereby, any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness in excess of $100,000 (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity except, in each case, in the Ordinary Course of Business;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 3.19(j) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations in the Ordinary Course of Business) or hire any officers or (except in the Ordinary Course of Business) any employees;

          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof) in excess of $50,000, other than purchases and sales of assets in the Ordinary Course of Business;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest except in the Ordinary Course of Business;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h)  amend its charter, Bylaws or other organizational documents;

          (i) change its accounting methods, principles or practices, except insofar as such may be required by a generally applicable change in GAAP, be recommended by

PricewaterhouseCoopers LLP or be requested by Parent, or make any elections, or changes to any current elections, with respect to Taxes other than in the Ordinary Course of Business;

          (j) except as described in Section 3.7 of the Disclosure Schedule, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Sections 3.12, 3.13 or 3.14 of the Disclosure Schedule;

          (k) make or commit to make any capital expenditures in excess of those disclosed in the 2003 Budget of the Company previously furnished to Parent;

          (l)  institute or settle any Legal Proceeding; or

          (m) agree in writing or otherwise to take any of the foregoing actions.

     5.5 Operation of Business of Parent, New Parent and the Merger Subsidiaries. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Parent shall conduct its operations in the Ordinary Course of Business, New Parent and the Merger Subsidiaries shall not conduct any business, and neither Parent nor any of its Subsidiaries shall, except as contemplated by this Agreement, without the written consent of the
Company:

          (a) create, incur or assume any indebtedness in excess of $1,000,000 in the aggregate (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity in excess of $1,000,000 in the aggregate; or make any loans, advances or capital contributions to, or investments in, any other person or entity except, in each case, in the Ordinary Course of Business;

          (b) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest except in the Ordinary Course of Business;

          (c) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof) in excess of $1,000,000 in the aggregate, other than purchases and sales of assets in the Ordinary Course of Business; or

          (d) agree in writing or otherwise to take any of the foregoing actions.

     The foregoing shall not preclude Parent from establishing a shareholder rights plan or declaring and paying a cash dividend to its stockholders in the amount of up to $1.00 per share, as the same may be adjusted for stock splits, stock dividends or similar events (the "Dividend").

     5.6 Parent and New Parent Board of Directors. Neither Parent nor New Parent shall, prior to the Closing, increase the size of its Board of Directors or cause any vacancy on its Board of Directors resulting from the resignation or removal of any of its directors to be filled.

     5.7  Access to Information.

          (a) Each of the Company and Parent shall permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the accessed Party) to all premises, properties, financial, tax and accounting records (including the work papers of the accessed Party's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the accessed Party.

          (b) Parent agrees to provide the Company with prompt written notice of any determination of its Board of Directors described in Section 8.1(e)(i).

     5.8  Exclusivity.

          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, or (ii) engage in discussions or negotiations with any party (other than Parent) concerning any such transaction. Notwithstanding the foregoing, prior to the obtaining of the Requisite Stockholder Approval, the Company may furnish non-public information concerning the business, properties or assets of the Company to another party and may engage in discussions or negotiations with such party, if (x) the Company receives a Superior Offer from such party, (y) the Company first executes with such party a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement between Parent and the Company dated July 19, 2001 (the "Confidentiality Agreement"), and (z) the Board of Directors of the Company concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law require the Company to do so.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of other party and the terms of such inquiry, proposal or offer. If the Company makes a determination under the final sentence of paragraph (a) above that it is permitted to furnish non-public information and/or engage in discussions or negotiations with another party, the Company shall, within one business day after such determination, notify Parent in writing of such determination and the basis therefor, and shall keep Parent informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

          (c) If Parent solicits or receives an Acquisition Proposal, Parent shall keep the Company informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

     5.9 Expenses. Except as otherwise set forth in this Agreement, including without limitation Article VIII, and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     5.10 Indemnification.

          (a) New Parent shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

          (b) From and after the Closing, New Parent agrees that it will, and will cause the Surviving Corporation of the Company Merger to, indemnify and hold harmless each Indemnified Executive against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Delaware law (and New Parent and the Surviving Corporation of the Company Merger shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

          (c) For a period of six years after the Closing, New Parent shall cause the Surviving Corporation of the Company Merger to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall New Parent or the Surviving Corporation of the Company Merger be required to expend in excess of 150% the annual premium currently paid by the Company for such coverage.

     5.11 Affiliate Legends. Section 5.11 of the Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, Rule 145 Affiliates. The Company shall notify Parent in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing Date. New Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of New Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Company Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for New Parent Common Stock (provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of New Parent Common Stock issued in the Company Merger one year after the effective time or earlier if such holder otherwise complies with the provisions of Rule 145 under the Securities Act regarding resale of securities acquired in transactions described by Rule 145).

     5.12 Listing of Merger Shares. New Parent shall, if required by the rules of the NASDAQ National Market for the Merger Shares to be traded on such market, file with the NASDAQ National Market a Notification Form for Listing Additional Shares with respect to the Merger Shares and pursuant to Options assumed in accordance with Sections 2.1 and 2.2 and take all steps necessary or desirable to cause such shares to be approved for listing.

     5.13 Management Committee; Capital Expenditures. Prior to the Closing, and to be effective immediately following the Closing, the New Parent's Board of Directors shall form a management committee, consisting of the chief executives of the New Parent and the Company, and any other representatives to whom the New Parent and the Company shall have mutually agreed, which shall report to the Board of Directors of the New Parent and shall be responsible for preparing recommendations to such Board of Directors on strategic initiatives, budgets, personnel policies and other functions to be agreed upon with respect to New Parent and the Surviving Corporations.

     5.14 Company's Place of Business. The New Parent shall not move the Company's principal place of business from Vermont for a period of three years after the Closing.

     5.15 Certain Employee Benefits Matters. For a period of two years following the Effective Time and effective upon the Company Merger, New Parent shall, or shall cause the Surviving Corporation of the Company Merger to provide medical, 401(k), life and disability benefits, cash compensation and other benefits to employees of such Surviving Corporation that, in the aggregate, are comparable to the medical, 401(k), life and disability benefits cash compensation and other benefits that were provided to each such employee under the employee benefit plans, programs, contracts and arrangements of the Company as in effect immediately prior to the Effective Time.

     5.16 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty made by any Party in this Agreement to be materially untrue or inaccurate at the Effective Time or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects.

     5.17 Reorganization. It is intended by the parties hereto that the Parent Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the Mergers shall effect an exchange under Section 351 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each of the parties hereto will use its best efforts (i) to cause the Parent Merger to be treated as a reorganization within the meaning of
Section 368 of the Code, and (ii) to cause the contribution of all of the outstanding shares of Common Stock of the Company and the Parent pursuant to the Merges to be treated as an exchange under Section 351 of the Code. Neither party will take any action that would cause the Mergers to fail to be treated for tax purposes as described in this Section 5.17. Each of the parties hereto shall report the Mergers for federal income tax purposes and any comparable state or local tax statute as described in this Section 5.17.

     5.18 Financial Statements. The Company covenants and agrees to use its Reasonable Best Efforts to prepare and deliver to Parent as soon as practicable the Financial Statements. Parent covenants and agrees to use its Reasonable Best Efforts to cooperate with the Company in the preparation of the Financial Statements, including without limitation using its Reasonable Best Efforts to cause PricewaterhouseCoopers LLP to complete its audit of the Financial Statements as soon as practicable. Upon delivery of the Financial Statements in accordance with this Section 5.18, Section 3.6 of this Agreement shall be deleted in its entirety and replaced with the following for all purposes hereunder:

     "3.6 Financial Statements. The Financial Statements have been prepared in accordance with GAAP, fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the date thereof in all material respects and for the period referred to therein, and are consistent with the books and records of the Company."

                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Mergers are subject to the satisfaction of the following conditions:

          (a) Registration Statement Effective. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

          (b) Listing of Shares. The Merger Shares and the shares of New Parent Common Stock to be issued pursuant to the exercise of Options assumed in accordance with Section 2.1 shall have been approved for listing on the NASDAQ National Market;

          (c) Company Stockholder Approval. The Requisite Stockholder Approval shall have been obtained;

          (d) Parent Stockholder Approval. The approval of the Transaction Issues by the holders of a majority of the outstanding shares of Parent Common Stock shall have been obtained; and

          (e) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, or entered any law, rule, regulation, judgment, decree, injunction, executive order or award that is then in effect, pending or threatened and has, or would have, the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

     6.2 Conditions to Obligations of Parent, New Parent and the Merger Subsidiaries. The obligation of each of Parent, New Parent and the Merger Subsidiaries to consummate the

Mergers is subject to the satisfaction (or waiver by Parent) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Common Shares and Common Share Equivalents as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

          (b) the Company shall have obtained at its own expense (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of the Company, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (c) the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) no Legal Proceeding other than as disclosed in the Disclosure Schedule shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation or injunction shall be in effect or
(iii) have individually or in the aggregate a Company Material Adverse Effect;

          (f) the Company shall have delivered to Parent, New Parent and Merger Sub I the Company Certificate;

          (g) Clint Coleman, Michael Brennan, Gary Norton, Jonathan Lynch, Dan Reicher and Charles Curtis shall have indicated, in a manner reasonably satisfactory to New Parent, their intention to join New Parent as employees following the Closing;

          (h) Parent, New Parent and Merger Sub I shall have received from counsel to the Company an opinion covering the matters set forth on Exhibit C hereto, dated as of the Closing Date;

          (i) Parent and New Parent shall have received an opinion of their counsel, Hale and Dorr LLP, dated as of the Effective Time, substantially to the effect that the Parent

Merger will qualify as an exchange within the meaning of Section 351 of the Code and a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of reasonable and customary representation letters from each of the Parties in each case in form and substance reasonably satisfactory to tax counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect;

          (j) Parent and New Parent shall have received at their expense a "comfort letter" dated as of a date not more than two days prior to the date that the S-4 Registration Statement is declared effective and shall have received a similar letter dated as of a date not more than two days prior to the Effective Time;

          (k) each holder of Preferred Shares shall have entered into a lockup agreement in the form attached hereto as Exhibit D and each person listed in
Section 6.2(g) shall have entered into a lockup agreement in the form attached hereto as Exhibit D.

          (l) the Company shall have provided to Parent and New Parent a duly executed statement that satisfies the requirements of Treasury Regulation
Section 1.1445-2(c), certifying that the Company Shares are not U.S. real property interests; and

          (m) Parent and New Parent shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Company Merger is subject to the satisfaction of the following additional conditions:

          (a) New Parent shall have filed with the NASDAQ National Market a Notification Form for listing of Additional Shares with respect to the Merger Shares and are shares of New Parent Common Stock to be issued pursuant to the exercise of Options assumed in accordance with Section 2.1 and a registration statement on Form S-8 registering the New Parent Common Stock issuable upon exercise of such Options shall be effective;

          (b) Parent and New Parent shall have obtained at their own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of Parent or New Parent, except for any failure of which to obtain or effect would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (c) Clint Coleman, Paul Koeppe and Theodore Stern shall have been designated as directors of New Parent, effective immediately following the Closing, and the number of directors which shall comprise the entire Board of Directors of New Parent (giving effect to such designation) shall not be more than 11;

          (d) any representations and warranties of Parent, New Parent and the Merger Subsidiaries set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Parent, New Parent and the Merger Subsidiaries set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

          (e) each of Parent, New Parent and the Merger Subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (f) no Legal Proceeding, other than as disclosed in Parent Disclosure Schedule or the 2003 Reports, shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect or (iii) have individually or in the aggregate a Parent Material Adverse Effect;

          (g) Parent and New Parent shall have delivered to the Company the Parent Certificate;

          (h) the Company shall have received from counsel to Parent and New Parent an opinion covering the matters set forth on Exhibit E hereto, addressed to the Company and dated as of the Closing Date;

          (i) the Company shall have received a written opinion from its counsel, Ropes & Gray, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as an exchange within the meaning of
Section 351 of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of reasonable and customary representation letters from each of the Parties in each case in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect; and

          (j) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent, New Parent and the Merger Subsidiaries in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                  ARTICLE VII
                                 INDEMNIFICATION

     7.1 Indemnification by the Company Stockholders. Subject to the limitations set forth in this Article VII, the Company Stockholders and Company Optionholders shall indemnify Parent, New Parent and Merger Sub I in respect of, and hold them harmless against, any and all

Damages incurred or suffered by the Surviving Corporation of the Company Merger or Parent, New Parent, Merger Sub I or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to Parent, New Parent or the Merger Subsidiaries pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to Parent, New Parent or Merger Subsidiaries pursuant to this Agreement;

          (c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

          (d) fraud relating to the execution and delivery of this Agreement or the transactions contemplated hereby,

it being understood and agreed that each Company Stockholder and Company Optionholder is only responsible for its share of any Damages (as set forth in the Escrow Agreement), and that no Company Stockholder or Company Optionholder shall have any liability pursuant to clause (c) above with respect to Company Shares not registered in the name of such Company Stockholder or Company Optionholder.

     7.2 Indemnification by Parent and New Parent. Subject to the limitations set forth in this Article VII, Parent and New Parent shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from, relating to or constituting:

          (a) any breach, of any representation or warranty of Parent, New Parent or the Merger Subsidiaries contained in this Agreement or any other agreement or instrument furnished by Parent, New Parent or the Merger Subsidiaries to the Company pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of Parent, New Parent or the Merger Subsidiaries contained in this Agreement or any agreement or instrument furnished by Parent, New Parent or the Merger Subsidiaries to the Company pursuant to this Agreement; or

          (c) fraud relating to the execution and delivery of this Agreement or the transactions contemplated hereby.

     7.3  Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that, subject to its reasonable investigation of such Damages, any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a). The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver to the Indemnifying Party a Claim Notice stating the basis for such claim, the specific nature of the breach and the calculation of the damages suffered in reasonable detail. Such Claim Notice shall be delivered by the Indemnified Party within thirty (30) days after the Indemnified Party learns of the claim (disregarding for this purpose the limitations on indemnification set forth in Section 7.5); provided, that failure to deliver the Claim Notice within such time period shall not relieve the Indemnifying Party of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Parent or New Parent Escrow Cash, Escrow Shares and Escrow Warrants (in accordance with the Escrow Agreement) as have an aggregate cash value, Value and Warrant Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Parent or New Parent Escrow Cash, Escrow Shares and Escrow Warrants in accordance with the Escrow Agreement, as have an aggregate cash value, Value and Warrant Value equal to the Agreed Amount), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration. If the Indemnified Party is Parent or New Parent and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, final nonappealable judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Cash, Escrow Shares and Escrow Warrants shall be distributed to Parent and New Parent any Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) If, as set forth in Section 7.3(d), any Dispute is submitted to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

               (iii) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

               (iv) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

               (v) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party; provided, that the Arbitrator, in its sole discretion, shall have the right to assess costs and expenses against either the Indemnifying Party or the Indemnified Party if it determines that such party has acted frivolously.

          (f) For purposes of this Section 7.3 and the second and third sentences of Section 7.4, (i) if the Company Stockholders and Company Optionholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and
(ii) if the Company Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Company Stockholder and Company Optionholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this
Article VII. The Indemnification Representatives will not be liable to any Company Stockholder or Company Optionholder for any action taken by either of them in good faith pursuant to this Article VII, and the Company Stockholders and Company Optionholders will jointly and severally indemnify the Indemnification Representatives from any Damages arising out of their serving as the Indemnification Representatives hereunder. The Indemnification Representatives are serving in that capacity solely for purposes of administrative convenience, and are not personally liable in such capacity for any of the obligations of the Company Stockholders and Company Optionholders hereunder, and each of Parent and New Parent agrees that it will not look to the personal assets of the Indemnification Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Stockholders and Company Optionholders or the Company hereunder.

     7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall

(a) survive the Closing and (b) shall expire on the date one year following the Closing Date except that the representations and warranties set forth in Sections 3.9, 3.19 and 3.20 shall expire on the date two years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Cash, Escrow Shares and Escrow Warrants have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Cash, Escrow Shares and Escrow Warrants to the Company Stockholders and Company Optionholders in accordance with the terms of the Escrow Agreement.

     7.5  Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Company Stockholders and Company Optionholders for Damages under this Article VII shall be limited to the Escrow Cash, Escrow Shares and Escrow Warrants, (ii) the Company Stockholders and Company Optionholders shall not be liable under this Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $500,000 (at which point the Company Stockholders and Company Optionholders shall become liable for the Damages under this Article VII in excess of $500,000), (iii) the Company Stockholders and Company Optionholders shall not be liable under this
Article VII with respect to any Damages arising out of or related to matters within the knowledge of Parent at the Effective Time, and (iv) each Company Stockholder and Company Optionholder shall only be liable for his, her or its share of Damages in accordance with the Escrow Agreement); provided, that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3 or to a claim pursuant to
Section 7.1(d). For purposes solely of this Article VII, all representations and warranties of the Company in Article III (other than Sections 3.7 and 3.29 shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary, (i) the aggregate liability of Parent and New Parent for Damages under this Article VII shall not exceed $4,125,000, (ii) Parent and New Parent shall not be liable under this
Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $500,000 (at which point Parent and New Parent shall become liable for the Damages under this Article VII in excess of $500,000), and (iii) Parent and New Parent shall not be liable under this Article VII with respect to any Damages arising out of or related to matters within the knowledge of the Company at the Effective Time; provided, that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.3 or to a claim pursuant to Section 7.2(c). For purposes solely of this Article VII, all representations and warranties of Parent, New Parent and the Merger Subsidiaries in Article IV (other than Sections 4.7 and 4.20) shall be construed as if the term "material" and any reference to "Parent Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (c) Except with respect to common law or statutory claims against any Company Stockholder or Company Optionholder, Parent, New Parent or a Merger Subsidiary relating to fraud after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the sole and exclusive remedy of the Parties with respect to any and all disputes, claims, actions, litigation, suits, cause of action or proceeding arising out of or related to this Agreement or the transactions contemplated thereby.

          (d) No Company Stockholder or Company Optionholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by Parent to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to Parent in the event Parent or New Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (d) or (e) of Section 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to Parent of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after (i) the stockholders of the Company have voted on whether to approve this Agreement and the Company Merger if this Agreement and the Company Merger failed to receive the Requisite Stockholder Approval or (ii) the stockholders of Parent have voted on whether to approve the Transaction Issues if the requisite vote of the stockholders of Parent in favor of approving the Transaction Issues shall not have been obtained; provided, that the right of either Party to terminate this Agreement under this Section 8.1(d) shall not be available (x) to any Party seeking termination if at such time such Party is in breach of or has failed to fulfill its obligations under this Agreement or (y) to the Company prior to December 31, 2003, if the failure to obtain the Requisite Stockholder Approval has been caused by any Major Stockholder;

         (e) the Company may terminate this Agreement by giving written notice to the Parent if (i) Parent's Board of Directors shall have approved or recommended to the stockholders of Parent an Acquisition Proposal or (ii) a tender offer or exchange offer for outstanding shares of Parent Common Stock is commenced (other than by Parent or an Affiliate of Parent) and Parent's Board of Directors fails to recommend against acceptance of such offer, recommends that the stockholders of Parent tender their shares in such tender or exchange offer or such tender offer is consummated;

         (f) Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results primarily from a breach by Parent or New Parent of any representation, warranty or covenant contained in this Agreement);

         (g) the Company may terminate this Agreement by giving written notice to Parent if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

         (h) Parent may terminate this Agreement by giving written notice to the Company within three days of receipt of the Financial Statements if as a whole the balance sheet and income statement included within the Financial Statements are materially and adversely different from the Unaudited Financial Statements, provided, however, that in determining whether the balance sheet and income statement included within the Financial Statements are materially and adversely different from the Unaudited Financial Statements, all adverse differences related to the disclosures set forth on Section 3.6 of the Disclosure Schedule shall be disregarded.

     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Termination Fees.

         (a) The Company agrees to pay to Parent a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of Parent incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation attorneys' fees, accountants' fees, appraisers' fees and other similar expenses, if either Party terminates this

Agreement pursuant to Section 8.1(d)(i) as a result of the failure to receive the Requisite Stockholder Approval, if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn or abandoned.

         (b) Parent agrees to pay to the Company a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation attorneys' fees, accountants' fees, appraisers' fees, fees and expenses associated with obtaining title insurance and other similar expenses, (i) if Company terminates this Agreement pursuant to Section 8.1(e) or (ii) if either Party terminates this Agreement pursuant to Section 8(d)(ii) as a result of the failure to receive the requisite vote in favor of approval of the Transaction Issues by the stockholders of Parent if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to Parent, which shall not have been absolutely and unconditionally withdrawn or abandoned.

                                   ARTICLE IX
                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "AAA" shall mean the American Arbitration Association.

     "Acquisition Proposal" shall mean, with respect to any Party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, acquisition or sale of substantial stock or assets, tender offer, recapitalization, share exchange or other business combination involving such Party or any Subsidiary of such Party, (ii) any proposal for the issuance by such Party or any Subsidiary of such Party of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such Party or any Subsidiary of such Party, in each case other than the Mergers contemplated by this Agreement.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

     "Aggregate Warrant Shares" shall mean the product of (a) 2,500,000 multiplied by (b) the difference between (i) one (1) minus (ii) the quotient obtained by dividing (A) the difference between the aggregate Cash Consideration minus $15,128,000, by (B) $27,500,000.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Arbitrator" shall have the meaning set forth in Section 7.3(e).

     "Average Closing Price" shall have the meaning set forth in Section 2.1(a).

     "Business Day" shall mean any weekday other than a weekday on which banks in the city of Boston, Massachusetts are authorized or required to be closed.

     "Cash Consideration" shall have the meaning set forth in Section
2.1(a)(ii).

     "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

     "Certificates" shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Cash Consideration and Merger Shares pursuant to Section 2.1.

     "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI), or such other date as may be mutually agreeable to the Parties.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

     "Common Cash Consideration" shall have the meaning set forth in Section 2.1(a)(i).

     "Common Share Equivalents" shall mean the Common Shares that would be receivable upon conversion of the Preferred Shares if the Preferred Shares were to be converted to Common Shares immediately prior to the Effective Time.

     "Common Shares" shall mean the shares of common stock, $.01 par value per share, of the Company.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (c) of Section 6.1 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 6.2 is satisfied in all respects.

     "Company Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

     "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the economy of the United States as a whole or foreign economies in any locations where the Company has material operations or sales, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by Parent, the Merger Subsidiaries or any of their respective directors, officers, employees, agents or Affiliates. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

     "Company Merger" shall have the meaning set forth in Recital A.

     "Company Merger Consideration" shall have the meaning set forth in Section 2.1(a)(ii).

     "Company Optionholders" shall mean the holders of Options at the Effective Time.

     "Company Plan" shall mean any material Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliates of the Company.

     "Company Shares" shall mean the Common Shares and the Preferred Shares together.

     "Company Stock Consideration" shall have the meaning set forth in Section 2.1(a)(i).

     "Company Stock Plan" shall mean any stock option plan or other stock or equity-related plan of the Company providing for awards of or based on the stock of the Company.

     "Company Stockholders" shall mean the stockholders of record of the Company immediately prior to the Effective Time.

     "Confidentiality Agreement" shall have the meaning set forth in Section 5.8(a).

     "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

     "Customer Deliverables" shall mean (a) the products that the Company currently manufactures, markets, sells or licenses, and (b) the services that the Company currently provides.

     "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi). Damages shall not include any punitive, consequential or special damages or damages for lost profits. The calculation of any Damages will reflect the amount of any insurance proceeds received or reasonably expected to be received by the Indemnified Party in respect of such Damages, net of all costs and expenses incurred by any Indemnified Party in recovering such proceeds from its insurers.

     "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     "Dissenting Shares" shall have the meaning set forth in Section 2.1(c).

     "Dividend" shall have the meaning set forth in Section 5.5(h).

     "Effective Time" shall mean the time at which the Company files the Certificate of Merger with the Secretary of State of the State of Delaware.

     "Electing Series D Holders" shall mean those holders of Series D Preferred Stock of the Company that elect to receive Series D Cash Consideration or Series D Cash and Warrant and Option Consideration.

     "Election Deadline" shall have the meaning set forth in Section 2.5.

     "Election Form" shall have the meaning set forth in Section 2.5.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case that benefits employees or former employees of the Company or their beneficiaries.

     "Environmental Law" shall mean any federal, state or local law, statute, rule, order, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and
(ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or the Parent, as applicable.

     "Escrow Agreement" shall mean an escrow agreement in substantially the form attached hereto as Exhibit F.

     "Escrow Agent" shall mean Wachovia Bank or another major commercial bank mutually acceptable to Parent and the Company.

     "Escrow Cash" shall mean the cash held in escrow under the Escrow Agreement, including the portion of the Cash Consideration deposited therein and any interest earned on the escrowed funds.

     "Escrow Shares" shall have the meaning set forth in Section 2.1(b).

     "Escrow Warrants" shall have the meaning set forth in Section 2.1(e).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

       "Financial Statements" shall mean the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2002.

       "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

       "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

       "Indemnification Representatives" shall mean Paul Koeppe and Philip
Deutch.

       "Indemnified Executive" shall mean each present and former director and officer of the Company.

       "Indemnified Party" shall mean a party seeking indemnification under
Article VII.

       "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

       "Intellectual Property" shall mean all:

              (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

              (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

              (c) copyrights and registrations and applications for registration thereof;

              (d) mask works and registrations and applications for registration thereof;

              (e)    computer software, data and documentation;

              (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

              (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

              (h)    copies and tangible embodiments thereof.

       "Internal Systems" shall mean the internal computer systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

       "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

       "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

       "Letter of Transmittal" shall have the meaning set forth in Section 2.5.

       "Mailing Date" shall have the meaning set forth in Section 2.5.

       "Major Stockholders" shall have the meaning set forth in Section 5.3(f).

       "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any Environmental Law.

       "Mergers" shall mean the Company Merger and Parent Merger.

       "Merger Shares" shall mean (i) the shares of New Parent Common Stock issued pursuant to Section 2.1(a) and (ii) the Warrant Shares.

       "Merger Sub I" shall have the meaning set forth in the first paragraph of this Agreement.

       "Merger Sub II" shall have the meaning set forth in the first paragraph of this Agreement.

       "Merger Subsidiary" shall have the meaning set forth in Section 1.1.

       "Most Recent Balance Sheet" shall mean the balance sheet contained within the Unaudited Financial Statements (subject to and adjusted for any items noted in Section 3.6 of the Disclosure Schedule) until such point as the Financial Statements are delivered to Parent, whereupon, in lieu of the balance sheet contained within the Unaudited Financial Statements, the term "Most Recent Balance Sheet" shall mean for all purposes hereunder the balance sheet contained within the Financial Statements.

       "Most Recent Balance Sheet Date" shall mean December 31, 2002.

       "New Parent" shall have the meaning set forth in the first paragraph of this Agreement.

       "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

       "Option" shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

       "Option Conversion Ratio" shall have the meaning set forth in Section 2.1(e).

       "Option Plan" shall mean the Company's 1998 Stock Option Plan.

       "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

       "Owned Real Property" shall mean each item of real property owned by the Company.

       "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

       "Parent Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) and (c) of Section 6.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving Parent, New Parent or the Merger Subsidiaries of Section 6.3 is satisfied in all respects.

       "Parent Common Stock" shall mean the shares of common stock, $.01 par value per share, of Parent.

       "Parent Customer Deliverables" shall mean the products that Parent currently manufactures, markets, sells and licenses.

       "Parent Disclosure Schedule" shall mean the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company.

       "Parent Intellectual Property" shall mean the Intellectual Property owned or licensed to Parent and covering, incorporated in, underlying or used in connection with the Parent Customer Deliverables and the Parent Internal Systems.

       "Parent Internal Systems" shall mean internal computer systems of Parent that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

       "Parent Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent participates, the economy of the United States as a whole or foreign economies in any locations where Parent has material operations or sales, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by the Company or any of the Company's respective directors, officers, employees, agents or Affiliates. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect.

       "Parent Merger" shall have the meaning set forth in Recital B.

       "Parent Merger Consideration" shall have the meaning set forth in Section 2.2(a).

       "Parent Plans" shall mean any material Employee Benefit Plan maintained, or contributed to, by Parent or a Parent Subsidiary.

       "Parent Reports" shall mean all reports filed by Parent with the SEC since December 31, 1999 and prior to the date hereof.

       "Parent Shares" shall have the meaning set forth in Section 2.2(a).

       "Parent Stock Plans" shall mean Parent's 1996 Stock Option Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

       "Parent Subsidiaries" shall mean the Merger Subsidiaries and Technology Drive LLC.

       "Parties" shall mean Parent, New Parent, the Merger Subsidiaries and the Company.

       "Permits" shall mean all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

       "Preferred Shares" shall mean the shares of preferred stock, $.01 par value per share, of the Company.

       "Proxy Statement/Prospectus" shall mean a proxy statement/prospectus prepared and distributed by Parent for the purpose of soliciting proxies from the stockholders of Parent for the approval by the stockholders of Parent of the Transaction Issues.

       "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

       "Requisite Stockholder Approval" shall mean the adoption of this Agreement and the approval of the Company Merger by the holders of the number of Company Shares required for such adoption and approval under the General Corporation Law of Delaware, the Company's Certificate of Incorporation and applicable contractual provisions.

       "Response" shall mean a written response containing the information provided for in Section 7.3(c).

       "Rule 145 Affiliates" shall mean affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act.

       "S-4 Registration Statement" shall mean a registration statement on Form S-4 of Parent for the purposes of (1) registering the Merger Shares under the Securities Act, (2) soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval, and
(3) soliciting proxies from the stockholders of Parent for the purpose of obtaining the approval by the stockholders of Parent of the issuance of shares of Parent Common Stock in the Mergers.

       "SEC" shall mean the Securities and Exchange Commission.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws and legal requirements or other social security,
(e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws and (g) liens that would not reasonably likely have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

       "Series D Cash and Warrant and Option Consideration" shall mean the quotient obtained by dividing (a) the difference between $27,500,000 minus the aggregate Series D Cash Consideration by (b) the difference between (i) the aggregate number of Common Shares and Common Share Equivalents then outstanding plus the number of Common Shares issuable upon exercise of then outstanding Options, minus (ii) the aggregate Series D Cash Election Shares.

       "Series D Cash and Warrant Election" shall have the meaning set forth in
Section 2.5.

       "Series D Cash and Warrant Election Shares" shall have the meaning set forth in Section 2.5.

       "Series D Cash Consideration" shall have the meaning set forth in Section 2.1(a)(ii).

       "Series D Cash Election" shall have the meaning set forth in Section 2.5.

       "Series D Cash Election Shares" shall have the meaning set forth in
Section 2.5.

       "Series D Shares" shall mean the Company's Series D Preferred Stock.

       "Share Exchange Ratio" shall have the meaning set forth in Section 2.1(a)(i).

       "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

       "Superior Offer" shall mean an unsolicited bona fide written offer to acquire (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) all of the outstanding capital stock or all or substantially all of the assets of the Company, which satisfies each of the following conditions: (A) such offer is subject only to customary conditions (which may include the termination of this Agreement, but which may not include any financing condition), (B) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel and its financial advisors, that such offer would likely be consummated if the Company were to accept it, and (C) the Board of Directors of the Company reasonably concludes, after consultation with its financial advisors, that such offer would, if consummated, constitute a transaction which is more favorable, from a financial point of view, to the stockholders of the Company than the Company Merger.

       "Surviving Corporation" shall have the meaning set forth in Section 1.1.

       "Taxes" (including with correlative meaning, the terms "Tax" and "Taxable") shall mean all taxes or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, assets, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, net worth, capital stock, gains and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

       "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be filed with a taxing authority in connection with Taxes.

       "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

     "Total Option Consideration" means the value of the total consideration to be received by a holder of an Option pursuant to this Agreement. The Total Option Consideration shall be the sum of (a) the aggregate Warrant Value of the Warrants a holder of an Option is entitled to receive (including Warrants to be placed in escrow) and (b) the product of the Series D Cash and Warrant and Option Consideration and the number of Options held by such holder.

     "Transaction Issues" shall mean approval of this Agreement and the Mergers.

     "2003 Reports" shall have the meaning set forth in the first paragraph of
Article IV.

     "Unaudited Financial Statements" shall have the meaning set forth in
Section 3.6.

     "Value" of Escrow Shares shall have the meaning set forth in the Escrow Agreement.

     "Warrants" shall have the meaning set forth in Section 2.1(a).

     "Warrant Baseline Per Share" shall mean a fraction, the numerator of which is 2,500,000 and the denominator of which is the sum of (a) Common Shares issuable upon exercise of Options and (b) outstanding Common Shares and Common Share Equivalents.

     "Warrant Excess Per Share" shall mean the difference between the Warrant Post-Reduction Per Share and the Warrant Baseline Per Share.

     "Warrants Per Share" shall mean the Warrant Post-Reduction Per Share plus, if the Warrant Post-Reduction Per Share is greater than the Warrant Baseline Per Share, the Warrant Excess Per Share.

     "Warrant Per Share for Series D Cash and Warrant Electors" shall mean the lesser of the Warrant Baseline Per Share or the Warrant Post-Reduction Per Share.

     "Warrant Post-Reduction Per Share" shall mean a fraction, the numerator of which is the Aggregate Warrant Shares and the denominator of which is the sum of
(a) Common Shares issuable upon exercise of Options and (b) outstanding Common Shares and Common Share Equivalents (other than Series D Cash Election Shares).

     "Warrant Shares" shall mean the shares of the New Parent Common Stock issuable upon exercise of the Warrants.

     "Warrant Value" means, with respect to a Warrant, the value of such Warrant calculated in accordance with the Black Scholes calculation spreadsheet provided to Parent by the Company prior to the date hereof and to be provided to the Escrow Agent at the Effective Time, using the following assumptions:

Risk Free Rate of Return:           3%
Expiration Date of Warrant:         Third Anniversary of the Closing Date
Expected Volatility:                100%
Current Price:                      The average of the closing prices of Parent
                                    Common Stock on the NASDAQ National Market
                                    (as reported in the Wall

                                  Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three days prior to the date such Warrant is valued.

                                   ARTICLE X
                                  MISCELLANEOUS

     10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use Reasonable Best Efforts to advise the other Parties and provide them with a copy of the proposed disclosure and an opportunity to comment on such disclosure prior to making the disclosure. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, and except as reasonably necessary to comply with applicable securities laws, the parties (and each employee, shareholder, representative, or other agent of the parties) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including tax opinions or analyses) that are provided to the parties related to such tax treatment and tax structure, provided, however, that this provision shall not permit disclosure until the earliest of the date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction or the date of the execution of this Agreement. For this purpose, "tax structure" is limited to any facts relevant to the federal income tax treatment of the transaction contemplated by this Agreement and does not include information relating to the identity of the parties.

     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders, (b) the provisions of Article VII concerning indemnification are intended for the benefit of the Company Stockholders, (c) the provisions of Section 5.15 are intended for the benefit of the employees of the Company, and (d) the provisions in Section 5.10 are intended for the benefit of the directors and officers of the Company.

     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, each of which successors or permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign either this Agreement or any of its rights, interests or obligations hereof under without the prior written approval of the other Parties.

     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or upon receipt of confirmation of good transmission in the case of facsimile transmission, in each case to the intended recipient as set forth below:

If to the Company:                                Copy to:
-----------------                                 -------

Northern Power Systems, Inc.                      David A. Fine
182 Mad River Park                                Ropes & Gray
P.O. Box 999                                      One International Place
Waitsfield, VT 05673                              Boston, MA 02110
Attention: President                              Fax: (617) 951-7050
Fax: (802) 496-2953

If to Parent, New Parent or a Merger Subsidiary:  Copy to:
-----------------------------------------------   -------

Proton Energy Systems, Inc.                       William F. Winslow
10 Technology Drive                               Hale and Dorr LLP
Wallingford, CT 06492                             1455 Pennsylvania Avenue, N.W.
Attention: President                              Suite 1000
Fax: (203) 949-8016                               Washington, D.C. 20004
                                                  Fax: (202) 942-8484

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. This Agreement (including the rights of the Parties and the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any parts in exercising any right, power or remedy under this Agreement will so execute as a waiver thereof.

     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

     10.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     10.13 Construction.

           (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

           (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

           (c) Any reference herein to "including" shall be interpreted as "including without limitation."

           (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    PROTON ENERGY SYSTEMS, INC.

                                    By: /s/ Walter W. Schroeder
                                       -----------------------------------------

                                    Title: President and Chief Executive Officer
                                          --------------------------------------

                                    PES NEW PARENT, INC.

                                    By: /s/ Walter W. Schroeder
                                       -----------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------

                                    PES-1 MERGER SUB, INC.

                                    By: /s/ Walter W. Schroeder
                                       -----------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------

                                    PES-2 MERGER SUB, INC.

                                    By: /s/ Walter W. Schroeder
                                       -----------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------

                                    NORTHERN POWER SYSTEMS, INC.

                                    By: /s/ Clint Coleman
                                       -----------------------------------------
                                    Title:         President
                                          --------------------------------------

The undersigned, being the duly elected Secretary or Assistant Secretary of each Merger Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Merger Subsidiaries entitled to vote on this Agreement.

                                             /s/ John A. Glidden
                                          --------------------------------------
                                          Secretary or Assistant Secretary

The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 5.3(f).

                                      /s/ Paul F. Koeppe
                                   -----------------------------------
                                   Paul F. Koeppe

                                      /s/ Clint Coleman
                                   -----------------------------------
                                   Clint Coleman

                                   BOMOSEEN ASSOCIATES, L.P.


                                   By:    /s/ Theodore Stern
                                        ------------------------------
                                        Theodore Stern
                                        General Partner

                                   PERSEUS 2000, L.L.C.


                                   By:    /s/ Philip J. Deutch
                                        ------------------------------
                                        Name: Philip J. Deutch
                                        Title: Managing Director

                                   NTH POWER TECHNOLOGIES II, L.P.


                                   By:    /s/ Nancy Floyd
                                        ------------------------------
                                        Name: Nancy Floyd
                                        Title: Managing Director

                             SCHEDULES AND EXHIBITS

Disclosure Schedule
Parent Disclosure Schedule
Exhibit A -- Form of Warrant
Exhibit B -- Form of Investment Representation Letter
Exhibit C -- Opinion of Counsel to the Company
Exhibit D -- Form of Lockup Agreement
Exhibit E -- Opinion of Counsel to Parent and the Merger Subsidiaries Exhibit F -- Escrow Agreement